Exhibit 12

GTE NORTHWEST INCORPORATED AND SUBSIDIARY

Statements of the Consolidated Ratio of Earnings to Fixed Charges


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
                                                              Years Ended December 31,
                                                  -----------------------------------------------
                                                    1998      1997      1996     1995      1994
                                                  -------   -------   -------   -------   -------
                                                                (Dollars in Millions)
Net earnings available for fixed charges:
  Income before extraordinary charges             $ 230.8   $ 249.6   $ 187.4   $ 150.2   $ 118.6
  Add   - Income tax expense                        136.4     129.8     103.8      77.2      58.2
        - Fixed charges                              61.7      57.6      58.0      60.3      56.1
                                                  -------   -------   -------   -------   -------
Adjusted earnings                                 $ 428.9   $ 437.0   $ 349.2   $ 287.7   $ 232.9
                                                  =======   =======   =======   =======   =======

Fixed charges:
  Interest expense                                $  57.0   $  53.4   $  53.7   $  56.3   $  52.1
  Portion of rent expense representing interest       4.7       4.2       4.3       4.0       4.0
                                                  -------   -------   -------   -------   -------
Adjusted fixed charges                            $  61.7   $  57.6   $  58.0   $  60.3   $  56.1
                                                  =======   =======   =======   =======   =======

RATIO OF EARNINGS TO FIXED CHARGES                   6.95      7.59      6.02      4.77      4.15
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